UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2022

CRYO-CELL INTERNATIONAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40767	22-3023093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Brooker Creek Blvd.
Oldsmar, Florida		34677
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 813 749-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CCEL	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 18, 2022, Cryo-Cell International, Inc. (the “Company”) entered into a Credit Agreement (“Agreement”) with Susser Bank, a Texas state bank, as administrative agent (“Susser”) on behalf of itself and the other lenders (collectively, the “Lenders”) for (i) a revolving credit facility in an aggregate principal amount of up to $10,000,000 (the “RCF”); and (ii) a term loan facility in an original principal amount of $8,960,000 (the “Term Loan” and together with the RCF collectively, the “Loans”). In connection with the RCF the Company entered into a Revolving Credit Note, in favor of Susser, in the stated principal amount of $10,000,000 (the “RCF Note”), and in connection with the Term Loan the Company entered into a Term Note, in favor of Susser, in the stated principal amount of $8,960,000 (the “Term Note” and together with RCF Note, collectively, the “Notes”).

The proceeds of the Term Loan were used by the Company to purchase a commercial office building and associated property in Durham, North Carolina, as previously disclosed by the Company on its Current Report on Form 8-K filed with the SEC on March 16, 2022. The proceeds of the RCF, if drawn down, will be used by the Company for general working capital needs and possibly a Special Dividend and/or share repurchases.

The Loans bear interest at the Company’s option at: (a) the Base Rate, which is the highest of (i) the rate of interest published by The Wall Street Journal, from time to time, as the “U.S. Prime Rate”, (ii) the federal funds rate plus 0.5% and (iii) the Monthly SOFR rate plus 1.0% (subject in each case to a floor of 5.5%), plus 4.25% or (b) the Monthly SOFR plus 3.25% (subject to a floor of 4.5%). The RCF Note matures on July 18, 2025 and the Term Note matures on July 18, 2032.

The Company is required to pay a commitment fee equal to 0.5% times the daily average unused portion of the RCF.

The Agreement requires the Company to maintain a Leverage Ratio, determined as of the last day of each quarter for the four-fiscal quarter period ending on the date of determination, of no more than 3.50 to 1.00. The Agreement also requires the Company to maintain a Debt Service Coverage Ratio of no less than 1.25 to 1.00 determined as of the last day of each quarter for the four-fiscal quarter period ending on the date of determination.

Other than with respect to the Special Dividend (as defined in the Agreement), the Agreement restricts the Company’s ability to make dividends to stockholders if a default or an event of default (as defined in the Agreement) exists or would result from such distribution and if the Company is not in pro forma compliance with the financial covenants. In addition, the Agreement contains various covenants that may limit, among other things, the Company’s ability to incur indebtedness, grant liens, make investments, repay or amend the terms of certain other indebtedness, merge or consolidate, sell assets, and engage in transactions with affiliates.

The foregoing summary of the Agreement and the Notes is qualified in its entirety by the Agreement and Notes, which will be filed with the Company’s next quarterly report on Form 10-Q.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	July 22, 2022	By:	/s/ David Portnoy
David Portnoy, Chairman and Co-CEO